UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 12, 2017

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street
Science Park, POB 455
Carmiel, Israel	20100
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

The 2017 Annual Meeting of Stockholders of Protalix BioTherapeutics, Inc. (the “Company”) was held on April 12, 2017.

Set forth below, with respect to each such matter, are the number of votes cast for or against or withheld, as applicable, the number of abstentions and the number of broker non-votes.

(1)       Election of Directors

	For	Withheld	Broker Non-Votes
Shlomo Yanai	35,190,098	6,120,657	24,013,342
Moshe Manor	34,675,377	6,635,378	24,013,342
Amos Bar Shalev	34,181,428	7,129,327	24,013,342
Zeev Bronfeld	35,555,532	5,755,223	24,013,342
Yodfat Harel Buchris	34,186,675	7,124,080	24,013,342
Aharon Schwartz, Ph.D.	34,233,859	7,076,896	24,013,342

(2)       Approval, on a non-binding, advisory basis, the compensation of the Company’s named executive officers

For	Against	Abstain	Broker Non-Votes
33,876,405	6,920,511	365,044	24,162,137

(3)       Approval, in accordance with Section 713(a) of the NYSE MKT Company Guide, the potential issuance of shares representing in excess of 19.9% of the Company’s pre-transaction total shares of common stock outstanding that may result from the conversion of, or payment of accrued interest on, the Company’s outstanding Convertible Notes

For	Against	Abstain	Broker Non-Votes
33,706,193	7,475,010	129,552	24,013,342

(4)       Approval of an amendment to the Company’s Certificate of Incorporation, as amended, to increase the number of shares of the Company’s common stock, par value $0.001 per share, authorized for issuance from 250,000,000 to 300,000,000

For	Against	Abstain	Broker Non-Votes
33,355,376	7,831,222	124,157	24,013,342

(5)       Ratification of the appointment of Kesselman & Kesselman

For	Against	Abstain
64,109,289	1,099,302	115,506

Item 8.01. Other Events

Reference is made to Item 5.07. As a result of the approval by the Company’s stockholders of proposal 3 described above, for purposes of the Company’s 7.5% convertible notes, April 12, 2017 is the Capped Combination Settlement Release Date as described in the Indenture dated as of December 7, 2016, between the Company, the guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee and Wilmington Savings Fund Society, FSB, as collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.

Date: April 12, 2017	By:	/s/ Yossi Maimon
	Name:	Yossi Maimon
	Title:	Vice President and
Chief Financial Officer